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                                                                    Exhibit 99.1

                                  PRESS RELEASE

LOS ANGELES, CA, JULY 25, 2002 - Magnetek, Inc. (NYSE: MAG) said today that preliminary indications point to bottom-line results near break-even on revenue of approximately $44 million for the fourth quarter of its 2002 fiscal year, which ended on June 30. The Company's fiscal 2002 year-end audit is currently being completed, and final results for the fourth quarter and fiscal year will be announced on Tuesday, August 13.

According to chairman and CEO Andrew Galef, the Company's fourth quarter was impacted by continued weakness in the telecom power systems business. "We saw signs of improvement early in the quarter, but uncertainties in the telecom industry intensified in June, resulting in delays in equipment deliveries and postponements of installation work. However, even with an essentially flat fourth quarter, our market diversity -- primarily in consumer power electronics and industrial controls -- enabled us to remain profitable in fiscal 2002."

Mr. Galef also said that equity market declines in the fourth fiscal quarter impacted the value of assets in Magnetek's defined-benefit pension plan. Consequently, plan assets ended the year below the actuarial pension obligation by approximately $14 million. Under Financial Accounting Standards Board Statement No. 87 this amount, together with prepaid pension assets*, must be recorded as a long-term liability on the balance sheet with a corresponding reduction, net of related income tax benefits, in equity. The net reduction in equity reported on the fiscal 2002 year-end balance sheet (which has no impact on the Company's income statement or cash position) will be approximately $57 million.

"Many companies with defined-benefit plans are apt to face the same issue in 2002," Mr. Galef pointed out. "Pension obligations by their nature are long-term. An eventual recovery in equity markets coupled with continued Company contributions should bring plan assets back in line with benefit obligations over time, allowing the reversal of this required entry." Mr. Galef also indicated that in light of changes in its strategic direction and size over the past few years, Magnetek is reviewing its benefit programs to ensure that they are both competitive and adequate for current employees while appropriate from an overall cost perspective. In addition to its defined-benefit pension plan, the Company also provides a defined-contribution 401K plan.

Magnetek, Inc. manufactures digital power products used in data processing and storage, telecommunications, medical electronics, transportation, motion control, home appliances, power generation and other applications requiring highly reliable, precise, energy-efficient power. Listed on the New York Stock Exchange (NYSE: MAG), the Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,700 people and reported revenue of $298 million for fiscal 2001, ended on June 30, 2001.


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* The prepaid pension asset on Magnetek's balance sheet represents the cumulative amount by which Company contributions to the plan have exceeded pension expense. Under current accounting rules, once the market value of plan assets reach or exceed the plan's actuarially determined benefit obligation, the liability and corresponding reduction to shareholders' equity are removed from the Company's balance sheet. See the Company's filing on Form 8-K dated July 25, 2002 for further information.
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Forward-Looking Statements Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the fiscal year ended June 30, 2002 and expectations regarding anticipated recovery in the equity markets and the effect of such a recovery on the funding and liabilities associated with the Company's defined-benefit pension plan. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, the lack of certainty as to when and how a recovery in the equity markets may manifest itself and the actual effect such a recovery will have on the funding and liabilities associated with the Company's defined-benefit pension plan. Other factors that could cause actual results to differ materially from the Company's expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

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